                                                                     EXHIBIT 2.1

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                            PLAN OF REORGANIZATION

                                      OF

                          STANDARD INSURANCE COMPANY





                         Under Oregon Revised Statutes
                       Sections 732.600 through 732.630







                           Dated September 28, 1998,
                         as amended December 14, 1998


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

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE I: DEFINITIONS......................................................  2

ARTICLE II: APPROVAL BY THE DIRECTOR........................................  5
        2.1 Application.....................................................  5
        2.2 Director's Public Hearing; Director's Order.....................  5
        2.3 Date of Public Hearing..........................................  6
        2.4 Notice of Public Hearing........................................  6

ARTICLE III: APPROVAL BY MEMBERS............................................  6
        3.1 Member Vote.....................................................  6
        3.2 Notice of Members' Meeting......................................  6

ARTICLE IV: THE REORGANIZATION..............................................  7
        4.1 Effect of Reorganization on Holding Company.....................  7
        4.2 Effectiveness of Plan...........................................  7

ARTICLE V: POLICIES......................................................... 10
        5.1 Policies........................................................ 10
        5.2 Determination of Ownership...................................... 10
        5.3 In Force........................................................ 12
        5.4 Certain Group Policies and Contracts............................ 13

ARTICLE VI: ALLOCATION OF MEMBER CONSIDERATION.............................. 13
        6.1 Allocation of Allocable Shares.................................. 13
        6.2 Allocation of Aggregate Variable Shares......................... 14
        6.3 Payment of Consideration........................................ 15
        6.4 Commission-Free Program......................................... 17
        6.5 ERISA Plans..................................................... 17

ARTICLE VII: CLOSED BLOCK................................................... 18
        7.1 Establishment of the Closed Block............................... 18
        7.2 Operation of the Closed Block................................... 18
        7.3 Guaranteed Benefits............................................. 21

ARTICLE VIII: ADDITIONAL PROVISIONS......................................... 21
        8.1 Continuation of Corporate Existence; Company Name............... 21
        8.2 Valuation....................................................... 21
        8.3 Initial Public Offering......................................... 21
        8.4 Officers and Boards of Directors................................ 22

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        8.5  Stock Plans; Acquistion of Securities by Certain Officers,
             Directors and Employees........................................  22
        8.6  Notices........................................................  23
        8.7  Adjustment of Share Numbers....................................  23
        8.8  Authority to Remedy Errors.....................................  24
        8.9  Corrections....................................................  24
        8.10 Amendment and Abandonment of the Plan..........................  24
        8.11 Costs and Expenses.............................................  24
        8.12 Governing Law..................................................  24

SCHEDULE 1  Closed Block Business

SCHEDULE 2  Directors and Officers of the Holding Company

EXHIBIT A   Form of Articles of Incorporation of the Holding Company

EXHIBIT B   Form of Bylaws of the Holding Company

EXHIBIT C   Form of Amended and Restated Articles of Incorporation of the
            Company

EXHIBIT D   Form of Amended and Restated Bylaws of the Company

EXHIBIT E   Actuarial Contribution Memorandum

EXHIBIT F   Closed Block Memorandum


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

                             PLAN OF REORGANIZATION

                                       OF

                           STANDARD INSURANCE COMPANY

                         Under Oregon Revised Statutes
                        Sections 732.600 through 732.630

     This Plan of Reorganization, which has been adopted by the Board of Directors (the "Board") of Standard Insurance Company, a mutual life insurance company organized under the laws of the State of Oregon (the "Company"), at a meeting duly called and held on September 28, 1998 (the "Adoption Date"), and amended by the Board at a meeting duly called and held on December 14, 1998, provides for the reorganization of the Company from a mutual life insurance company into a stock life insurance company in accordance with the requirements of Sections 732.600 through 732.630 of the Oregon Revised Statutes ("ORS").

     The principal purpose of the reorganization, known as a "demutualization," is to enhance the Company's strategic and financial flexibility by, among other things, creating a corporate structure that will provide the Company with opportunities for obtaining additional capital from sources that are unavailable to it in its current form and that will support the Company's future growth. The demutualization will also provide Eligible Members with an opportunity to convert their illiquid interests as members of the Company into publicly traded shares of common stock, cash or Policy Credits. The Company's management believes that its growth and financial flexibility might be constrained in the future due to the limitations of its mutual company form. The Company is, therefore, pursuing the demutualization to provide the financial flexibility to grow while enhancing the Company's financial strength for the benefit of its policyholders.

     Demutualization will not, in any way, change premiums or reduce policy benefits, values, guarantees or other policy obligations of the Company to its policyholders. Also, policy dividends will continue to be paid as declared (although, as always, dividends may vary from year to year).

     The Board of Directors believes that the Plan will provide the Company with financial flexibility to support future growth and strength and, through the Closed Block and other provisions, ensures that policyholder interests collectively are properly preserved and protected. The Board, therefore, has unanimously determined that the Plan is fair and equitable to policyholders.

     At present, the Company can increase its capital primarily through retained surplus contributed by its business or through the issuance of surplus notes. However, management believes that in the long term these sources will not be sufficient to support future growth and strength. Upon demutualization, the Company will have a corporate structure that will enable it to access the capital markets through the Holding Company, through an initial public offering of Holding Company Stock to occur simultaneously with the effectiveness of the demutualization and through other offerings of equity or debt securities. This access to the capital markets will provide the Company with increased flexibility to strengthen its capital position. In addition, the new corporate structure may facilitate potential acquisitions by, among other things, permitting the issuance of securities to consummate acquisitions. Acquisitions by the Holding Company would also benefit from the more advantageous accounting rules applicable to acquisitions by non-insurance companies, and such acquisitions would not be subject to limitations on investments by insurance companies, as acquisitions by the Company would now be.

     The Plan provides that, on the Effective Date, the Company will distribute its real estate management and mortgage subsidiaries and certain other non-insurance subsidiaries (the "Non-Insurance Subsidiaries") to the Holding Company. As a result, such companies will, immediately after the Effective Date, be direct or indirect subsidiaries of the Holding Company, rather than subsidiaries of the Company. This distribution will separate Standard's non-insurance businesses from its insurance businesses and will permit the Non-Insurance Subsidiaries to pursue growth strategies free of the restrictions that they are currently subject to as subsidiaries of an insurance company. In connection with the distribution, the Holding Company will contribute to the Company, out of proceeds from the Initial Public Offering, an amount equal to the statutory book value of the Non-Insurance Subsidiaries, as shown on the audited financial statements of the Company filed with the Department for the fiscal year immediately preceding this distribution.

     The Plan provides that Eligible Members are Owners of one or more Eligible Policies on December 17, 1997. Only Eligible Members will be entitled to vote on, and to receive consideration under, the Plan. Persons who become Owners of policies after December 17, 1997 will not be Eligible Members and thus, pursuant to the ORS, will not be entitled to vote on or receive consideration under the Plan. On the Effective Date, the Membership Interests of all members, including Persons who are not Eligible Members, will be extinguished.

                             ARTICLE I: DEFINITIONS

     As used in this Plan of Reorganization the following terms have the following meanings:

       "Actuarial Contribution" has the meaning specified in Section 6.2(ii).

       "Actuarial Contribution Memorandum" has the meaning specified in
  Section 6.1(b).

       "Adoption Date" has the meaning specified in the first paragraph hereof.

       "Aggregate Fixed Shares" has the meaning specified in Section 6.1(b).

       "Aggregate Variable Shares" has the meaning specified in Section
  6.1(b).

       "Allocable Shares" means 30,000,000 shares of Holding Company Stock.

       "Application" has the meaning specified in Section 2.1.

       "Board" has the meaning specified in the first paragraph hereof.

       "Cash Election Amount" has the meaning specified in Section
  6.3(a)(vi).

       "Closed Block" has the meaning specified in Section 7.1(a).

       "Closed Block Assets" has the meaning specified in Section 7.1(b).

       "Closed Block Business" means Policies within the classes of Policies specified in Schedule 1 (which Policy classes include, except as specified on Schedule 1, all of the classes of individual Policies for which the Company had an experience-based dividend scale in effect for 1998 and certain other classes of individual Policies), but only to the extent such Policies are In Force on the Effective Date.

       "Closed Block Financial Statements" has the meaning specified in
  Section 7.2(e)(i).

       "Closed Block Funding Date" has the meaning specified in Section
  7.1(b).

       "Closed Block Memorandum" has the meaning specified in Section 7.1(a).

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Common Stock" means the shares of common stock of the Company.

       "Company" means, at all times prior to the Effective Date, Standard Insurance Company, a mutual life insurance company organized under the laws of Oregon, and at all times on and after the Effective Date, Standard Insurance Company, a stock life insurance company organized under the laws of Oregon.

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

       "Department" means the Department of Consumer and Business Services of the State of Oregon.

       "Directed Share Members" means Eligible Members and such other members of the Company that own, on the Directed Share Offering Record Date, one or more Policies that are In Force (without regard to Sections 5.3(a)(i)(B), 5.3(a)(i)(C) and 5.3(a)(ii)(B)) on such date.

       "Directed Share Offering" has the meaning specified in Section 8.3(b).

       "Directed Share Offering Record Date" has the meaning specified in
  Section 8.3(b).

       "Director" means the Director of the Department of Consumer and Business Services of the State of Oregon, or such governmental officer, body or authority as may succeed to or act for such Director as the primary regulator of the Company's insurance business under applicable law.

       "Effective Date" has the meaning specified in Section 4.2(a).

       "Eligible Member" means the Owner on the Record Date of one or more Eligible Policies.

       "Eligible Policy" means a Policy that is In Force on the Record Date.

       "Equity Share" has the meaning specified in Section 6.2(i).

       "Holding Company" means StanCorp Financial Group, Inc., a corporation organized under the laws of the State of Oregon.

       "Holding Company Stock" means the shares of common stock of the Holding Company.

       "In Force" has the meaning specified in Section 5.3.

       "Initial Public Offering" means the initial public offering by the Holding Company of shares of Holding Company Stock as provided in Section 8.3.

       "IPO Price" means the price per share at which Holding Company Stock is initially offered to the public in the Initial Public Offering.

       "member" means the Owner of one or more Policies.

       "Members' Meeting" has the meaning specified in Section 3.1.

       "Membership Interests" means all the rights or interests of members of the Company arising under the articles of incorporation or bylaws of the Company or otherwise by law in respect of each Policy, including, but not limited to, any right to vote and any rights which may exist with regard to the surplus of the Company not apportioned or declared by the Board for policyholder dividends, including any such rights in liquidation or reorganization of the Company, but shall not include any other right or interest expressly conferred by a Policy.

       "Non-Insurance Subsidiaries" has the meaning specified in the fifth paragraph hereof.

       "ORS" has the meaning specified in the first paragraph hereof.

       "Owner" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 5.2 or 5.4.

       "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity or any other form of entity, organization or government or any department or agency thereof. A Person who is the Owner of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

       "Plan of Reorganization" or the "Plan" means this Plan of Reorganization (including all Schedules and Exhibits hereto), as it may be corrected or amended from time to time in accordance with Sections 8.9 or 8.10.

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

       "Policy" has the meaning specified in Section 5.1.

       "Policy Credit" means an increase in accumulation account value (to which no surrender or similar charges will be applied) or an increase in a dividend accumulation on a Policy.

       "Public Cash Election Amount" has the meaning specified in Section 6.3(a)(v).

       "Public Eligible Members" shall mean any government authority, agency, department, board, commission or instrumentality of the United States, any State or any political subdivision thereof that is an Eligible Member.

       "Public Hearing" has the meaning specified in Section 2.2.

       "Record Date" shall mean December 17, 1997.

       "State" means the District of Columbia and any state, territory or insular possession of the United States of America.

                      ARTICLE II: APPROVAL BY THE DIRECTOR

     2.1 Application. The Company shall file with the Director an application (the "Application") to reorganize as a stock life insurance company owned by a stock holding company. The Application shall include the following:

       (a) this Plan of Reorganization;

       (b) the form of notice of the Members' Meeting;

       (c) the form of proxies to be solicited from Eligible Members;

       (d) the information required by ORS Section 732.523; and

       (e) any other information or documentation required by the Director. [(S)732.606(2)]

     2.2 Director's Public Hearing; Director's Order. This Plan of Reorganization is subject to the approval of the Director. The Director may hold a hearing for the purposes of receiving comment on whether the Plan should be approved and on any other matter relating to the reorganization (the "Public Hearing"). All Eligible Members shall have the right to appear at the Public Hearing. The Director or a hearing officer designated by the Director shall conduct the Public Hearing. The Director shall establish the manner in which the Public Hearing is held. The Director shall approve, conditionally approve or disapprove this Plan of Reorganization not later than the 60th day after the completed filing of the Plan and all other information requested by the Director with the Director, or not later than the 30th day after the completion of the Public Hearing, whichever date is later. The effective date of such action shall be the date the Director issues the order approving, conditionally approving or disapproving the Plan. [(S)(S)732.606(2), (3), 732.626(5)]

     2.3 Date of Public Hearing. The Director has informed the Company that he will conduct a Public Hearing, to be held within 60 days after the Director has received a completed filing of the Plan and all information requested by the Director. [(S) 732.626(5)]

     2.4 Notice of Public Hearing. Notice by the Company of such Public Hearing, in a form satisfactory to the Director, shall be mailed to each Eligible Member by first-class mail, postage prepaid, and published twice in The Oregonian, once in The Seattle Times and once in the Los Angeles Times.

                        ARTICLE III: APPROVAL BY MEMBERS

     3.1 Member Vote. (a) Following the Director's approval or conditional approval of this Plan of Reorganization, the Company shall hold a special meeting of members (the "Members' Meeting"). At the Members' Meeting, the Eligible Members shall be entitled to vote on the proposal to approve this Plan of Reorganization in person or by proxy. Only proxies specifically relating to the Plan may be used to vote by proxy at the Members' Meeting. [(S)732.606(5)]

     (b) This Plan of Reorganization shall be approved by a majority of the Eligible Members voting thereon in person or by proxy at the Members' Meeting. [(S)732.606(5)(b)(C)]

     (c) Based upon the Company's records, each Eligible Member shall be entitled to one vote pursuant to ORS Section 732.470 and the Articles of Incorporation of the Company, regardless of the number of policies or amount of insurance and benefits held by such Eligible Member. The Eligible Member under a group policy or group annuity (as determined in accordance with Article V) shall have only one vote regardless of the number of individuals insured or benefited thereunder. Two or more persons who qualify as Eligible Members under a single policy shall be deemed one Eligible Member for purposes of voting and collectively shall be entitled to one vote. [(S) 732.470]

     (d) Pursuant to ORS Section 732.630(1), dissenters' rights provided in ORS Sections 60.551 to 60.594 shall not be available to any member, whether or not an Eligible Member, of the Company. [(S)732.630(1)]

     3.2 Notice of Members' Meeting. (a) The Company shall mail notice of the Members' Meeting to all Eligible Members. The notice shall set forth the reasons for the vote and the time and place of the Members' Meeting. Such notice shall be sent by first class mail to the last known address of each Eligible Member as it appears on the records of the Company not later than 45 days after approval or conditional approval of this Plan of Reorganization by the Director and at least 30 days prior to the Members' Meeting. The notice shall be in a form satisfactory to the Director. [(S)732.606(5)(a)]

     (b) Such notice of the Members' Meeting shall be accompanied by information relevant to the Members' Meeting, including a copy or a summary of this Plan of Reorganization and any other explanatory information, all of which shall be in form satisfactory to the Director. With the approval of the Director, the Company may also mail supplemental information to Eligible Members before the date of the Members' Meeting. [(S)732.606(5)(a)]

                         ARTICLE IV: THE REORGANIZATION

     4.1 Effect of Reorganization on Holding Company. (a) Prior to the Effective Date, the Holding Company (i) shall be duly organized as an Oregon corporation and (ii) shall not issue any shares of its stock other than shares of common stock issued to the Company. Upon the Effective Date, the articles of incorporation and bylaws of the Holding Company shall be substantially in the form set forth as Exhibits A and B, respectively, and the amended and restated articles of incorporation and bylaws of the Company shall be substantially in the form set forth as Exhibits C and D, respectively. The Company shall become a wholly-owned subsidiary of the Holding Company as a result of the transactions contemplated by this Plan of Reorganization upon the Effective Date.

     4.2 Effectiveness of Plan. (a) Conditions to the Plan Becoming Effective. The following conditions must be met before this Plan becomes effective:

       (i) the Company shall have received, on or prior to the Effective Date and the completion of the Initial Public Offering, the opinions of special tax counsel to the Company, addressed to the Board and in form and substance satisfactory to the Board, substantially to the effect that:

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

         (1) Policies issued by the Company prior to the Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the consummation of this Plan of Reorganization;

         (2) With respect to any Policy described in Section 6.3(a)(i) or
    (ii), the crediting of consideration in the form of Policy Credits to such Policy will not:

           (A) constitute a distribution to the employee or beneficiary of the arrangement under section 72 or 403(b)(11) of the Code, or a designated distribution that is subject to withholding under section 3405(e)(1)(A) of the Code;

           (B) adversely affect the favorable tax status of any such Policy which qualifies as a "tax sheltered annuity" or an "individual retirement annuity" within the meaning of section 403(b) or 408(b) of the Code;

           (C) result in the imposition of a penalty for a premature distribution under section 72(t) of the Code or a penalty for excess contributions to certain qualified retirement plans under section 4973 or 4979 of the Code; or

           (D) otherwise adversely affect the tax-favored status accorded such Policies under the Code or result in penalties to the holders of such Policies under the Code;

         (3) Eligible Members receiving solely Holding Company Stock pursuant to Section 6.3 will not recognize gain or loss for federal income tax purposes as a result of the consummation of this Plan of Reorganization; and

         (4) the summary of the principal federal income tax consequences to Eligible Members resulting from their receipt of consideration pursuant to Section 6.3, set forth in the information provided to Eligible Members pursuant to Section 3.2, was correct and complete in all material respects as of the date thereof and remains correct and complete as of the Effective Date, except for any changes in law, regulations or official interpretations occurring after the date thereof and before the Effective Date, the effect of which the Board, in its discretion, has determined (taking into account any remedial action the Board may authorize or direct) to be not materially adverse to the interests of the Eligible Members; and

       (ii) simultaneously with the effectiveness of the Plan, the Initial Public Offering shall have occurred, and the Holding Company shall have received proceeds therefrom (net of underwriting commissions and expenses relating to the Initial Public Offering) in an amount not less than the amount required for the Company to make the cash payments and fund the crediting of Policy Credits to Eligible Members in accordance with Section
  6.3 and to make the contribution to the Company pursuant to Section 4.2(f).

The effective date of this Plan of Reorganization (the "Effective Date") shall be the date on which the closing of the Initial Public Offering occurs, which shall be a date occurring after approval of this Plan of Reorganization by the Director and the Eligible Members; provided that in no event shall the Effective Date be more than 12 months after the date on which the Director approved or conditionally approved this Plan of Reorganization, unless such period is extended by the Director for good cause. This Plan of Reorganization shall be deemed to have become effective at 12:01 a.m., Pacific Standard Time or Pacific Daylight Time, as the case may be, on the Effective Date. [(S)(S)732.600(4), 732.626(2)]

     (b) Actions upon the Plan Becoming Effective. Upon this Plan of Reorganization becoming effective:

       (i) the Company shall become a stock life insurance company by operation of the ORS;

       (ii) all Membership Interests shall be extinguished;

       (iii) Eligible Members shall be entitled to receive in exchange for their Membership Interests shares of Holding Company Stock, cash or Policy Credits in accordance with Section 6.3 [(S)(S)732.610(12), 732.612];

       (iv) the Company shall have filed the amended and restated articles of incorporation of the Company substantially in the form of Exhibit C with the Director, and such articles of incorporation shall become effective [(S)732.614(2)];

       (v) the certificate of authority of the Company shall, if necessary, be amended by the Director [(S)732.614(2)];

       (vi) the Company shall issue to the Holding Company shares of Common
  Stock;

       (vii) the Company shall surrender to the Holding Company, and the Holding Company shall cancel, for no consideration, all of the Holding Company Stock previously issued by the Holding Company to the Company and held by the Company immediately prior to the Effective Date;

       (viii) the Holding Company shall sell shares of Holding Company Stock in the Initial Public Offering for cash; and

       (ix) the Holding Company shall contribute, as capital to the Company, cash proceeds of the Initial Public Offering in an amount at least equal to the amount required for the Company to pay cash and fund the crediting of Policy Credits to Eligible Members pursuant to Section 6.3.

All Policies In Force on the Effective Date will remain In Force under the terms of such Policies. [(S)732.610(12)] As a result of Sections 4.2(b)(i)-(ix) hereof, on the Effective Date, the Holding Company shall acquire all of the outstanding shares of Common Stock of the Company and the Company shall thereby become a wholly-owned subsidiary of the Holding Company. [(S)732.614]

     (c) As soon as reasonably practicable after the Effective Date, the Holding Company shall (i) issue to the Eligible Members entitled to receive Holding Company Stock pursuant to Section 6.3(a), a number of shares of Holding Company Stock determined in accordance with Article VI registered in the respective names of such Eligible Members, and (ii) pay or cause the Company to pay or credit the other consideration to be paid or credited to Eligible Members in accordance with Article VI.

     (d) The Holding Company shall arrange for the listing or quotation of the Holding Company Stock on a national securities exchange or on the National Association of Securities Dealers Automated Quotations National Market System (the "NASDAQ NMS") and shall use its best efforts to keep the Holding Company Stock listed or quoted on a national securities exchange or on NASDAQ NMS for so long as the Holding Company is a publicly-traded company. Such listing or quotation and such efforts by the Holding Company to keep such listing or quotation shall be in satisfaction of any duty the Company or the Holding Company may have to encourage and assist in the establishment of a public market for shares of Holding Company Stock. Except as provided in Section 6.4, neither the Company nor the Holding Company shall have any obligation to provide a procedure for the sale of shares of Holding Company Stock.

     (e) Any proceeds of the Initial Public Offering in excess of the amount required to make the contribution of cash to the Company described in Sections 4.2(b)(ix) and 4.2(f) may be retained by the Holding Company and used for such purposes, including capital contributions to subsidiaries of the Holding Company, as the Board of Directors of the Holding Company may determine.

     (f) On the Effective Date, and following the completion of the transactions described in Section 4.2(b), (i) the Company shall distribute to the Holding Company all of the shares of capital stock and membership interests it owns in Standard Mortgage Investors, LLC, Standard Real Estate Investors, LLC and Standard Management, Inc., currently subsidiaries of the Company, and
(ii) the Holding Company will contribute to the Company, out of proceeds from the Initial Public Offering, an amount equal to the statutory book value of such companies, as shown on the audited financial statements of the Company filed with the Department for the fiscal year immediately preceding the transfer.

                              ARTICLE V: POLICIES

     5.1 Policies. (a) (i) Each individual and group life insurance policy (including, without limitation, a pure endowment contract), annuity contract or health insurance policy that has been issued by the Company, including each supplemental contract, and (ii) each other interest referred to in Section 5.4, is deemed to be a Policy for purposes of this Plan of Reorganization.

     (b) The following policies and contracts shall not be deemed to be Policies for purposes of this Plan of Reorganization:

       (i) any certificate issued to an insured pursuant to a group life or health insurance policy, except as set forth in Section 5.4(a);

       (ii) any certificate issued pursuant to a group annuity contract; and

       (iii) any reinsurance assumed on an indemnity basis (but certificates of assumption constitute Policies if they otherwise fall within the definition of Policies).

     5.2 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date specified in this Plan of Reorganization shall be determined on the basis of the Company's records as of such date in accordance with the following provisions:

       (a) The Owner of a Policy shall be as shown on the Company's records.

       (b) Except as specified in Section 5.4, the Owner of a Policy that is a group insurance policy or group annuity contract shall be the Person or Persons specified in the master policy or master contract as the holder thereof, unless no holder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the master policy or master contract shall have been issued, as shown on the Company's records.

       (c) Notwithstanding subsections (a) and (b) of this Section 5.2, if on or prior to the specified date in the Plan, a Policy has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with the Company, in accordance with the provisions of such Policy and the Company's rules with respect to the assignment of such Policy in effect at the time of such assignment, then the Owner of such Policy shall be deemed to be the assignee of such Policy as shown on the records of the Company for purposes of this Plan of Reorganization. Unless an assignment satisfies the requirements specified for such an assignment in this subsection (c), the determination of the Owner of a Policy shall be made without giving effect to such assignment.

       (d) Notwithstanding subsections (a), (b) and (c) of this Section 5.2, with respect to a Policy that funds an employee benefit plan and that has been assigned by an assignment that is absolute on its face, after the Record Date and before the Effective Date as provided above, to a trust for such plan that is qualified under section 401(a), 403(a) or 501(c)(9) of the Code, such trust shall be deemed to have been the Owner on the Record Date for purposes of Sections 6.1(b) and 6.2 and the definition of Eligible Member set forth in Article I hereof.

       (e) If a Person jointly owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy.

       (f) Except as otherwise set forth in this Article V, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

       (g) In any situation not expressly covered by the foregoing provisions of this Section 5.2, the policyholder, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Owner of such Policy for purposes of this Section 5.2, and the Company shall not be required to examine or consider any other facts or circumstances.

       (h) The mailing address of an Owner as of any date for purposes of this Plan of Reorganization shall be the Owner's last known address as shown on the records of the Company as of such date.

       (i) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be determined by the Company in good faith. [(S)732.600(7)(a)]

     5.3 In Force. (a) A Policy shall be deemed to be in force ("In Force") as of any date specified in this Plan of Reorganization if the Company's records show the Policy to be In Force and the Policy has not matured by death or otherwise or been surrendered or otherwise terminated, as follows:

       (i) a Policy is In Force as of any date specified in this Plan of Reorganization, if the Company's records show any of the following:

         (A) the Policy has been issued and is in force on the Company's records on the specified date in the Plan,

         (B) the Company's administrative office has received by the specified date in the Plan, with respect to the Policy, an application that is complete on its face, together with payment of the full initial premium (unless submission of such premium is not required by the Company's underwriting rules), and the Policy is issued and the status of the Policy has been changed from pending to in force on the Company's records either (1) on or before June 30, 1998, with respect to the Record Date, or (2) on or before the last day of the third month following the date specified in the Plan, with respect to all other dates specified in the Plan, or

         (C) with respect to the determination of Policies that are In Force as of the Record Date,

           (1) an agent of the Company has received by the Record Date, with respect to the Policy, an application that is complete on its face, together with payment of the full initial premium (unless submission of such premium is not required by the Company's underwriting rules),

           (2) the application has been received by the Company's administrative office by December 22, 1997, and

           (3) the Policy is issued and the status of the Policy has been changed from pending to in force on the Company's records on or before June 30, 1998;

       (ii) A Policy shall not be deemed to have been surrendered or otherwise terminated under either of the following circumstances:

         (A) a Policy that has lapsed for nonpayment of premiums following the expiration of any applicable grace period (or other similar period however designated in such Policy) shall nevertheless be deemed to have been continuously In Force during such grace or other period, and

         (B) a Policy that has been reinstated after lapse for nonpayment of premium either (1) on or before June 30, 1998, with respect to the Record Date, or (2) on or before the last day of the third month following the date specified in the Plan, with respect to all other dates specified in the Plan, shall be deemed to have been continuously In Force during the period ending on or prior to the date of reinstatement.

     (b) A Policy shall not be deemed to be In Force merely because, prior to the date on which such Policy was issued, insurance coverage may have been provided by a conditional receipt.

     (c) A Policy shall not be deemed to have matured by death as of any date unless notice of such death has been received by the Company on or prior to such date, as shown on the Company's records. The date of the surrender or lapse of a Policy shall be as shown on the Company's records.

     (d) A Policy shall not be deemed to be In Force as of any date if the Policy is returned to the Company and all premiums are refunded within 30 days after such date.

     (e) Any dispute as to whether a Policy is In Force shall be determined by the Company in good faith.

     5.4 Certain Group Policies and Contracts. (a) Subject to Section 5.3(a), and except as provided in Section 5.4(b), each Person who signs a participation agreement to participate in any trust established by the Company for the purpose of securing group life or group health insurance coverage shall be deemed to be an Owner of a Policy that shall be deemed to be In Force as of any date, if such Person's participation agreement is in effect as of such date as shown in the Company's records. Neither the trustee of any such trust established by the Company nor the individual insured certificateholder shall be an Eligible Member or an Owner.

     (b) Subject to Section 5.3(a), the trustee of the Standard LTD Conversion Insurance Trust (the "LTD Conversion Trust"), as holder of the group LTD Conversion Insurance Policy or Policies issued to the LTD Conversion Trust, shall be deemed to be the Owner of such Policy or Policies. Each Person who is a participant in the LTD Conversion Trust shall not be deemed to be an Eligible Member or an Owner.

                 ARTICLE VI: ALLOCATION OF MEMBER CONSIDERATION

     6.1 Allocation of Allocable Shares. (a) The consideration to be given to Eligible Members in exchange for their Membership Interests shall be shares of Holding Company Stock, cash or Policy Credits as provided in this Article VI. Solely for purposes of calculating the amount of such consideration, each Eligible Member will be allocated (but not necessarily issued) shares of Holding Company Stock in accordance with this Article VI.

     (b) Each Eligible Member shall be paid consideration based on the allocation to such Eligible Member of a number of shares of Holding Company Stock equal to the sum of:

       (i) a fixed component of consideration equal to 52 shares of Holding Company Stock (subject to proportional adjustment as provided in Section 8.7) for such Eligible Member; and

       (ii) a variable component of consideration equal to the portion, if any, of the Aggregate Variable Shares allocated with respect to each Eligible Policy of which such Eligible Member is the Owner on the Record Date.

The Allocable Shares shall be allocated first to provide for the number of shares required for the aggregate fixed component of consideration allocable in respect of all Eligible Members (the "Aggregate Fixed Shares"), and the remainder of the Allocable Shares shall constitute the aggregate variable component of consideration (the "Aggregate Variable Shares"). The Aggregate Variable Shares shall be allocated in respect of the Eligible Policies in accordance with the principles set forth in Section 6.2 and the calculation of actuarial contribution described in the Actuarial Contribution Memorandum (the "Actuarial Contribution Memorandum") attached as Exhibit E.

     6.2 Allocation of Aggregate Variable Shares. The Aggregate Variable Shares shall be allocated among Eligible Members with respect to Eligible Policies of which they are Owners on the Record Date as follows:

       (i) The Company shall make reasonable determinations of the equity share for each Eligible Policy, which shall be equal to the ratio of Actuarial Contribution (defined below) to the sum of all Actuarial Contributions of all Eligible Policies (the "Equity Share"). If the Actuarial Contribution of an Eligible Policy is negative or zero, the Equity Share for such Eligible Policy shall be zero.

       (ii) The dollar amount of actuarial contribution ("Actuarial Contribution") for each Eligible Policy, which shall be zero or a positive number, shall be calculated according to the principles and methodologies set forth in detail in the Actuarial Contribution Memorandum.

       (iii) The number of shares of Holding Company Stock allocated with respect to each Eligible Policy shall be calculated by multiplying an Equity Share for such Eligible Policy by the number of shares of Holding Company Stock constituting the Aggregate Variable Shares.

       (iv) The number of shares of Holding Company Stock constituting the variable component of consideration (referred to in Section 6.1(b)(ii)) allocated with respect to each Eligible Member shall be the sum of the number of shares of Holding Company Stock allocated in respect of each Eligible Policy as provided in clauses (i)--(iii) of this Section 6.2 of which such Eligible Member is the Owner on the Record Date, after rounding such sum to the nearest integral number of shares (with one-half being rounded upward). Because of such rounding, the aggregate of Eligible Members' variable components will not necessarily be precisely equal to the Aggregate Variable Shares.

     6.3 Payment of Consideration. (a) The Company shall issue to each Eligible Member a number of shares of Holding Company Stock equal to the number of such shares allocated to such Eligible Member, provided, however, that an Eligible Member shall not be issued such shares of Holding Company Stock and shall instead be paid cash or credited Policy Credits (in an amount determined pursuant to subsection (b) of this Section 6.3) based on the number of shares of Holding Company Stock allocated to such Eligible Member as provided in this
Article VI as follows:

       (i) Policy Credits in the form of an increase in accumulation account value or, if the policy does not provide for an accumulation account value, then an increase in the dividend accumulation, to the extent shares of Holding Company Stock are allocable with respect to a Policy that is an individual retirement annuity contract within the meaning of section 408 of the Code or a tax sheltered annuity contract within the meaning of section 403(b) of the Code (including any such contracts issued under the Company's "group retirement annuity contract" arrangements);

       (ii) Policy Credits in the form of an increase in accumulation account value or, if the policy does not provide for an accumulation account value, then an increase in the dividend accumulation, to the extent shares of Holding Company Stock are allocable with respect to a Policy that is an individual life insurance policy or an individual annuity contract (including any such contracts issued under the Company's "group retirement annuity contract" arrangements) that has been issued pursuant to a plan qualified under section 401(a) of the Code directly to the plan participant;

       (iii) except as provided in clauses (i) or (ii) of this Section 6.3(a), cash, to the extent that shares of Holding Company Stock are allocable to an Eligible Member whose address for mailing purposes as shown on the records of the Company is located outside the States of the United States of America (since any registration, qualification, filing or other compliance with or under the laws of such foreign country or other jurisdiction would be impractical or unduly burdensome) or is shown on the Company's records to be an address at which mail to such Eligible Member is undeliverable;

       (iv) except as provided in clauses (i) or (ii) of this Section 6.3(a), cash, to the extent that shares of Holding Company Stock are allocable with respect to a Policy and such Policy is known to the Company to be subject to a bankruptcy proceeding;

       (v) with respect to Public Eligible Members, except as provided in clauses (i) through (iv) of this Section 6.3(a), cash, unless the Public Eligible Member has affirmatively indicated, on a form provided to such Public Eligible Member that has been properly completed and received by the Company prior to a date set by the Company, a preference to receive stock in lieu of cash; provided, however, if the cash available is insufficient to pay cash to all such Public Eligible Members or for any other reason determined by the Board, cash shall be distributed only to those Public Eligible Members which are allocated an integral number of shares of Holding Company Stock that is less than or equal to a number specified by the Board (or a committee of the Board) on or prior to the Effective Date (after excluding shares of Holding Company Stock allocated to such Public Eligible Member where the consideration is to be paid in the form of Policy Credits) (the "Public Cash Election Amount"). In the event a Public Cash Election Amount is so specified, the Company shall pay cash to each Public Eligible Member who (A) has not so expressed a preference to receive stock and (B) has been allocated a number of shares of Holding Company Stock equal to or less than the Public Cash Election Amount. Public Eligible Members receiving cash will be able to deposit such funds in a Policyholder Deposit Account for future premium payments, subject to the Company's customary policies regarding such accounts.

       (vi) with respect to Eligible Members other than Public Eligible Members, except as provided in clauses (i) through (iv) of this Section 6.3(a), stock if such Eligible Member is allocated (after excluding shares of Holding Company Stock allocated to such Eligible Member where the consideration is to be paid in the form of Policy Credits) 99 shares of Holding Company Stock or less, unless the Eligible Member has affirmatively indicated, on a form provided to such Eligible Member that has been properly completed and received by the Company prior to a date set by the Company, a preference to receive cash in lieu of stock; provided, however, if the cash available is insufficient to pay cash to all such Eligible Members or for any other reason determined by the Board, cash shall be distributed only to those Eligible Members which are allocated an integral number of shares of Holding Company Stock that is less than or equal to a number, less than 99, specified by the Board (or a committee of the Board) on or prior to the Effective Date (after excluding shares of Holding Company Stock allocated to such Eligible Member where the consideration is to be paid in the form of Policy Credits); provided, further, that no cash shall be paid to Eligible Members pursuant to this clause (vi) if less than all Public Eligible Members receive cash due to the effect of the proviso to the first sentence of clause (v) of this Section 6.3. The number of shares entitling an Eligible Member to receive cash under this clause (vi) is referred to herein as the "Cash Election Amount". Subject to the foregoing provisos, the Company shall pay cash to each Eligible Member who
  (A) has so expressed a preference to receive cash and (B) has been allocated a number of shares of Holding Company Stock equal to or less than the Cash Election Amount.

     The total amount of cash to be distributed to all such Eligible Members under clauses (v) and (vi) shall not exceed the proceeds of the Initial Public Offering (net of underwriting commissions and expenses related to the Initial Public Offering) after deducting the aggregate amounts to be paid or credited under clauses (i) through (iv) of this Section 6.3(a) and the contribution to the Company required under Section 4.2(f). In the event that an Eligible Member who is the Owner of more than one Eligible Policy is entitled to receive consideration under this Article VI both in the form of Policy Credits and in the form of cash or shares of Holding Company Stock, (a) the fixed component of consideration payable to such Eligible Member shall be payable only with respect to those Eligible Policies for which only cash or shares of Holding Company Stock are paid, and (b) such fixed component of consideration shall be paid in cash or shares of Holding Company Stock, as applicable under this Plan of Reorganization.

     (b) If consideration is to be paid or credited to an Eligible Member in cash or Policy Credits, as the case may be, pursuant to this Plan of Reorganization, the amount of such consideration shall be equal to the number of shares of Holding Company Stock allocable to such Eligible Member as provided in this Article VI multiplied by the IPO Price. Payment shall be made by check, net of any applicable withholding tax, or the crediting of a Policy Credit, as the case may be, as soon as reasonably practicable after the Effective Date.

     (c) In the event that more than one Person constitutes a single Owner of a Policy, consideration allocated pursuant to this Article VI may be distributed jointly to such Persons or their designated agent.

     (d) As soon as reasonably practicable after the Effective Date, the Holding Company shall (i) issue to each Eligible Member, in book-entry form as uncertificated shares, the shares of Holding Company Stock allocated to such Eligible Member for which such Eligible Member will not receive compensation from the Company in the form of cash or Policy Credits, and (ii) mail to each such Eligible Member an appropriate notice that a designated number of shares of Holding Company Stock have been registered in the name of such Eligible Member. Upon the request of the registered holder of any such shares issued in book-entry form as uncertificated shares, the Holding Company shall promptly mail a stock certificate representing such shares.

     6.4 Commission-Free Program. The Holding Company shall establish a commission-free program which shall begin at such time after the 180th day following the Effective Date and before the 12-month anniversary of the Effective Date, and shall continue for 3 months or for such longer period of time, as the Board of Directors of the Holding Company may determine to be appropriate and in the best interest of the Holding Company and its shareholders. Pursuant to such program, each Eligible Member who receives under this Plan of Reorganization a number of shares of Holding Company Stock that is less than or equal to a number specified by the Board of Directors of the Holding Company (which number shall not be more than 99 or less than the Cash Election Amount) shall be entitled to sell at prevailing market prices all, but not less than all, the shares of Holding Company Stock received hereunder by such Eligible Member, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. Record holders of a number of shares of Holding Company Stock that is less than or equal to a number specified by the Board of Directors of the Holding Company (which number shall not be more than 99) shall be entitled to purchase at prevailing market prices additional shares to round-up their holdings to 100 shares, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The Holding Company shall establish administrative procedures for the delivery of requests to sell or purchase shares of Holding Company Stock and for the sale or purchase of such shares of Holding Company Stock through such program. The Holding Company may, in its discretion, institute one or more commission-free programs in the future, but is not required to do so.

     6.5 ERISA Plans. The Company has applied to the Department of Labor for an exemption from Section 406(a) of the Employee Retirement Income Security Act of 1974 and Section 4975 of the Code with respect to the receipt of consideration pursuant to the Plan of Reorganization by employee benefit plans subject to the provisions of such sections. Notwithstanding any other provision of the Plan of Reorganization, if such exemption is not received prior to the Effective Date, the Company may delay payment of such consideration to such Eligible Members and may place such consideration in an escrow or similar arrangement subject to terms and conditions approved by the Director. Any such escrow or arrangement shall provide for payment to Eligible Members of such consideration not later than the third anniversary of the Effective Date and all costs and expenses of such escrow or arrangement shall be borne by the Company.

                           ARTICLE VII: CLOSED BLOCK

     7.1 Establishment of the Closed Block. (a) The Company shall establish, conditioned upon this Plan of Reorganization becoming effective pursuant to
Section 4.2, an accounting mechanism and procedure with respect to a closed block (the "Closed Block") as described in the Closed Block Memorandum attached as Exhibit F (the "Closed Block Memorandum") for the purpose of giving reasonable assurance to holders of certain individual policies included therein of the continued payment of dividends as experience justifies. The establishment and operation of the Closed Block shall not modify or amend the terms or provisions of the policies included therein. As set forth in the Closed Block Memorandum, assets of the Company will be allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block Business, are expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales in effect for 1998, if the experience underlying such scales (including the portfolio interest rate) continues, and for appropriate adjustments in such scales if the experience changes.

     (b) The Closed Block Memorandum sets forth how certain of the Company's assets (collectively, the "Closed Block Assets") will be allocated to the Closed Block as of January 1, 1999 (the "Closed Block Funding Date"). Cash and policy loans, accrued interest and due and deferred premiums will be allocated to the Closed Block as of the Closed Block Funding Date as described in the Closed Block Memorandum. The amount of the Company's assets allocated to the Closed Block as of the Closed Block Funding Date will be determined as set forth in the Closed Block Memorandum.

     7.2 Operation of the Closed Block. (a) After the Closed Block Funding Date, insurance and investment cash flows from operations of the Closed Block Business, the Closed Block Assets, the cash allocated to the Closed Block and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Section 7.2(a).

     (i) With respect to insurance cash flows:

       (A) Cash premiums, cash repayments of policy loans and policy loan interest paid in cash on Closed Block Business shall be received by the Closed Block. Death, surrender, withdrawal and maturity benefits (including any interest allowed for delayed payment of benefits) paid in cash, policy loans taken in cash and dividends paid in cash on Closed Block Business shall be withdrawn from the Closed Block. Cash payments with respect to reinsurance, not including charges as a result of surplus relief insurance, on Closed Block Business shall be withdrawn from or received by the Closed Block.

       (B) Cash shall be withdrawn from the Closed Block in the amount of foreign, State and local premium taxes (including retaliatory and franchise and excise taxes to the extent measured solely by premiums), payroll taxes and other taxes, licenses and fees in accordance with the tax allocation procedure described in Sections III.D-F of the Closed Block Memorandum.

       (C) Cash payments shall be received by or withdrawn from the Closed Block for foreign, federal, State or local taxes in accordance with the tax sharing procedure described in Section IV of the Closed Block Memorandum.

       (D) Cash shall be withdrawn from the Closed Block for commissions and other expenses of administering Closed Block Business in accordance with the formulas described in Sections III.A-C of the Closed Block Memorandum.

       (E) With respect to Closed Block Business issued after the Closed Block Funding Date and to and including the Effective Date, cash shall be withdrawn from the Closed Block for sales commissions and other expenses of selling and issuing such business (in addition to those commissions and other expenses referred to in subsection (D) of this Section 7.2(a)(i)) in accordance with the formulas described in Section III of the Closed Block Memorandum.

     (ii) With respect to investment cash flows:

       (A) Investment cash flows from operations of the Closed Block Business shall be received by or withdrawn from the Closed Block.

       (B) Cash received on dispositions of investments shall be net of all reasonable and customary brokerage and other transaction expenses that are deducted in reporting gross proceeds of such sales in the Company's Annual Statement to the Director. With respect to any Closed Block assets that are investments in equity real estate, cash payments for reasonable and customary operating expenses and taxes (as reported in such Annual Statement) shall be withdrawn from the Closed Block.

       (C) Cash paid for expenses in acquiring an investment shall be withdrawn from the Closed Block to the extent included in the cost of such investment in the Company's Annual Statement to the Director.

       (D) Cash shall be withdrawn from the Closed Block for investment management expenses in accordance with the formulas described in the Closed Block Memorandum.

     (b) New investments acquired after the Closed Block Funding Date with Closed Block cash flows shall be allocated to the Closed Block upon acquisition and shall consist only of investments permitted by the investment policy for the Closed Block as from time to time in effect.

     (c) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including federal, State, local or foreign taxes, resulting from the operations of the Company or any of its subsidiaries prior to the Closed Block Funding Date. No asset valuation reserve, interest maintenance reserve or any similar reserve, or any increases or decreases therein shall be charged or credited to the Closed Block, because such reserves are noncash items. The Company may, however, consider potential investment defaults in apportioning dividends on Closed Block Business.

     (d)(i) Dividends on Closed Block Business shall be apportioned by the Board in accordance with applicable law and with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment under the last Policy contained in the Closed Block.

     (ii) Subject to the provisions of clause (i) of this subsection (d), dividends on Closed Block Business shall be apportioned, and shall be allocated among policies in the Closed Block, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of policies constituting the Closed Block Business have contributed to such experience.

     (e)(i) The Company shall prepare, on an annual basis, an income statement and balance sheet for the Closed Block (the "Closed Block Financial Statements"). The Closed Block Financial Statements shall be prepared in a manner consistent with the preparation of the financial statements of the Company submitted annually to the Director.

     (ii) The Closed Block Financial Statements shall be reported annually to the Board, together with a recommendation of the management of the Company as to dividends on Closed Block Business. The Closed Block Financial Statements and the Board's dividend resolution regarding the Closed Block Business shall be reported annually to the Director.

     (iii) The Closed Block shall be subject to the internal and external audit processes established by the Company for its operations generally.

     (iv) Beginning as of December 31, 2001, and thereafter not less frequently than every three years, the Company shall retain an independent consulting actuary to review the operation of the Closed Block and dividend determinations and to report his or her findings to the Board and to the Director.

     (f) The Company may, with the prior approval of the Director, cease to maintain the Closed Block, upon such terms and conditions as the Director may approve, but the Policies then constituting the Closed Block Business shall remain obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

     (g) Except as provided in subsection (f) of this Section 7.2, none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the shareholders of the Company.

     7.3 Guaranteed Benefits. The Company shall pay all guaranteed benefits for Closed Block Business in accordance with the terms of the Policies contained in the Closed Block. The assets allocated to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account.

                      ARTICLE VIII: ADDITIONAL PROVISIONS

     8.1 Continuation of Corporate Existence; Company Name. Upon the reorganization of the Company under the terms of this Plan of Reorganization and the ORS, (a) the Company's corporate existence as a stock life insurance company shall be a continuation of its corporate existence as a mutual life insurance company and (b) the Company's name shall remain Standard Insurance Company. [(S)732.614(3)]

     8.2 Valuation. On or prior to the Public Hearing, the Company shall obtain from a nationally-recognized investment bank a valuation of the Company as a mutual insurer immediately before the Effective Date. Such valuation shall be subject to the approval of the Director.

     8.3 Initial Public Offering. (a) The Company shall cause the Holding Company to conduct an initial public offering of Holding Company Stock to be completed on the Effective Date. The Holding Company shall select as managing underwriters for the Initial Public Offering investment banking firms of substantial national and/or regional reputation. The managing underwriters shall conduct the Initial Public Offering in a manner generally consistent with customary practices for initial public offerings of a type, size and nature comparable to the Initial Public Offering. The final pricing decision on the Initial Public Offering shall be made by a committee of the Board of Directors of the Holding Company consisting of directors, the majority of whom are not officers or employees of the Company or the Holding Company.

     (b) In order to facilitate the acquisition of Holding Company Stock by members in the Initial Public Offering, the Holding Company will reserve 1,000,000 shares sold in the Initial Public Offering for sale at the IPO Price to Eligible Members and such other members of the Company that own, on the Directed Share Offering Record Date (as defined below), one or more Policies that are In Force (without regard to Sections 5.3(a)(i)(B), 5.3(a)(i)(C) and 5.3(a)(ii)(B)) on such date ("Directed Share Members") in a Directed Share Offering (the "Directed Share Offering"). For purposes hereof, "Directed Share Offering Record Date" shall mean December 31, 1998 or, if the preliminary prospectuses for the Initial Public Offering are distributed after June 1, 1999, such other date as is specified by the Holding Company with the consent of the Director. Directed Share Members which have properly and timely completed and returned to Standard Insurance a card to be mailed to them prior to a date specified by the Holding Company will receive further information, including a detailed prospectus, describing the Directed Share Offering. Each Directed Share Member shall be entitled to acquire a minimum of 100 shares and up to a maximum of 2,500 shares of Holding Company Stock in the Directed Share Offering, provided that if the aggregate number of shares subscribed for by all Directed Share Members is greater than the maximum 1,000,000 shares that are available, the 1,000,000 available shares will be allocated to the subscribing Directed Share Members on a pro rata basis according to the number of shares subscribed for by each such Directed Share Member, subject to a minimum allocation of 100 shares (or, if the number of shares available is insufficient to allow for allocations of 100 shares to all such subscribing Directed Share Members, such lower number, as determined by the Holding Company, as may allow shares to be sold to all subscribing Directed Share Members. The Holding Company will direct one or more of the underwriters for the Initial Public Offering or the transfer agent for its stock to administer the Directed Share Offering. Subject to the provisions of this Section 8.3(b), all decisions regarding the conduct of the Directed

Share Offering will be the responsibility of the underwriters or such transfer agent. The right to subscribe for shares of common stock in the Directed Share Offering may not be transferred. The Company may limit the availability of the Directed Share Offering to any class of Directed Share Members if it deems it necessary or advisable to do so for legal, tax or other reasons. Shares not subscribed for by Directed Share Members may be sold to other investors in the Initial Public Offering. Notwithstanding the foregoing, officers and directors of the Company and its affiliates may not subscribe for shares in the Directed Share Offering.

     (c) The Department and its advisors may monitor the conduct of the Initial Public Offering and compliance with the conditions set forth in this Section 8.3.

     (d) The Holding Company and its subsidiaries may make other offerings (whether by public offering, private placement or otherwise) of securities on and after the Effective Date in accordance with applicable law.

     8.4 Officers and Boards of Directors. The directors and officers of the Company shall serve as directors and officers of the Company after the Effective Date until new directors and officers have been duly elected and qualified pursuant to its articles of incorporation and bylaws. On the Effective Date, the directors and officers of the Holding Company shall be the persons set forth in Schedule 2. [(S)732.616(5)]

     8.5 Stock Plans; Acquisition of Securities by Certain Officers, Directors and Employees. (a) The Board of Directors of the Holding Company will adopt, conditioned upon this Plan of Reorganization becoming effective pursuant to
Section 4.2, a stock option plan (the "Stock Option Plan"). The Stock Option Plan will provide that a number of shares of Holding Company Stock equal to 5% of the total number of shares of Holding Company Stock issued and outstanding immediately after the Initial Public Offering (the "Authorized Option Shares") shall be available to be issued pursuant to the Stock Option Plan. Under the Stock Option Plan, the committee of the Board of Directors of the Holding Company responsible for administering the Stock Option Plan (the "Plan Committee") may grant officers and employees of the Company and its affiliates nonqualified and incentive stock options having an exercise price at least equal to the fair market value of a share of stock on the effective date of the grant of such stock option.

     The Plan Committee expects to make an initial grant of options, pursuant to and in accordance with the terms of the Stock Option Plan, to all eligible employees and officers of the Company and its affiliates to purchase an aggregate amount of shares up to an amount not to exceed 40% of the Authorized Option Shares, to be apportioned among employees and officers of the Company and its affiliates at the discretion of the Plan Committee. The options shall be granted to officers of the Company and its affiliates not earlier than six months following the Effective Date, and to non-officer employees of the Company and its affiliates at the Effective Date. Subject to the grantees' continued employment with the Company and its affiliates, these stock options shall have a term of ten years and shall generally vest and become exercisable following three years from the effective date of the grant.

     In addition, the Board of Directors of the Holding Company intends to adopt an employee stock purchase plan (the "Stock Purchase Plan") satisfying the requirements of section 423 of the Code. Pursuant to the Stock Purchase Plan, employees, officers and directors of the Company and its affiliates shall have the opportunity to purchase Holding Company Stock at a price 15% less than the fair market value of a share of stock on the effective date specified in the Stock Purchase Plan. Notwithstanding the foregoing, officers and directors of the Company and its affiliates shall not be permitted to purchase Holding Company Stock under the Stock Purchase Plan for six months after the Effective Date. The Board of Directors of the Holding Company also intends to amend its retirement and savings plan, established pursuant to section 401(k) of the Code, and its nonqualified

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defined contribution plan that supplements the benefits available under this plan to highly compensated employees (including officers of the Company), to provide that employer matching contributions may be in the form of Holding Company Stock.

     (b) Officers, Directors and employees of the Company or its affiliates who are themselves Eligible Members or who are participants in any of the Company's employee benefit plans that are Eligible Members may receive shares of Holding Company Stock distributed to such officers, directors, employees or plans pursuant to this Plan of Reorganization.

     8.6 Notices. If the Company complies substantially and in good faith with the requirements of the ORS and the terms of this Plan of Reorganization with respect to the giving of any required notice to members, its failure in any case to give such notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under the ORS and this Plan of Reorganization or entitle such person to any injunctive or other equitable relief with respect thereto.

     8.7 Adjustment of Share Numbers. Subject to the Director's approval, by vote of the Board or a duly authorized committee thereof at any time before the Effective Date, the Company may adjust the number of shares of Holding Company Stock set forth in the definition of Allocable Shares. Upon such an adjustment, the following numbers of shares of Holding Company Stock in this Plan of Reorganization shall be adjusted proportionately: (a) the number of shares set forth in the definition of Allocable Shares in Article I; (b) the number of shares set forth in Section 6.1(b)(i) as the fixed component of consideration;
(c) the number of shares set forth in Section 8.3(b) to be reserved by the Holding Company to facilitate the acquisition of Holding Company Stock by Directed Share Members; and (d) the maximum number of shares set forth in
Section 8.3(b) that Directed Share Members are entitled to acquire. The number of shares resulting from any such adjustment shall be rounded up to the next higher whole share; provided that no such adjustment will be made unless it would result, without any such rounding, in the number of Allocable Shares to be allocated in respect of each Eligible Policy as the fixed component of consideration pursuant to Section 6.1(b)(i) being a whole number.

     8.8 Authority to Remedy Errors. Subject to the terms of this Plan of Reorganization and with the prior approval of the Director, at or after the Effective Date, the Holding Company may issue additional shares of Holding Company Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with this Plan of Reorganization, provided that this Plan of Reorganization is carried out in accordance with its terms. [(S)732.606(6)]

     8.9 Corrections. The Company may make such modifications as are appropriate to correct errors, clarify existing items or make additions, provided that this Plan of Reorganization is carried out in accordance with its terms. [(S)732.606(6)] After the conclusion of the Public Hearing, any such modification shall be made only with the prior approval of the Director.

     8.10 Amendment and Abandonment of the Plan. Prior to the approval by the Director of this Plan of Reorganization, this Plan of Reorganization may be amended or abandoned by the Board. [(S)732.606(4)]

     8.11 Costs and Expenses. All reasonable out-of- pocket costs of the Director related to the review of this Plan of Reorganization, including those costs attributable to the use of experts, shall be paid by the Company. [(S)732.626(4)]

     8.12 Governing Law. The terms of this Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Oregon.

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

     IN WITNESS WHEREOF, Standard Insurance Company, by authority of its Board of Directors, has caused this Plan of Reorganization, as herein amended, to be duly executed this 14th day of December, 1998.

                                          Standard Insurance Company

                                                  /s/ Ronald E. Timpe
                                          By: _________________________________
                                                      Ronald E. Timpe
                                               Chairman, President and Chief
                                                     Executive Officer

   Attest:

     /s/ Eric E. Parsons
-------------------------------------
          Eric E. Parsons
  Senior Vice President and Chief
 Financial and Investment Officer

     /s/ J. Gregory Ness
-------------------------------------
          J. Gregory Ness
   Vice President and Corporate
             Secretary

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